UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 5)

AmeriServ Financial, Inc.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

03074A102

(CUSIP Number)

December 31, 2012

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 03074A102	Page 2 of 12 Pages

1)	NAME OF REPORTING PERSONS Financial Stocks Capital Partners III L.P.
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 0
	6)	SHARED VOTING POWER 1,885,000
	7)	SOLE DISPOSITIVE POWER 0
	8)	SHARED DISPOSITIVE POWER 1,885,000
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,885,000
10)	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.8% (1)
12)	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP NO. 03074A102	Page 3 of 12 Pages

1)	NAME OF REPORTING PERSONS Finstocks Capital Management, LLC
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 0
	6)	SHARED VOTING POWER 1,885,000
	7)	SOLE DISPOSITIVE POWER 0
	8)	SHARED DISPOSITIVE POWER 1,885,000
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,885,000
10)	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.8% (1)
12)	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP NO. 03074A102	Page 4 of 12 Pages

1)	NAME OF REPORTING PERSONS Elbrook Holdings, LLC
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 0
	6)	SHARED VOTING POWER 1,885,000
	7)	SOLE DISPOSITIVE POWER 0
	8)	SHARED DISPOSITIVE POWER 1,885,000
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,885,000
10)	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.8% (1)
12)	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP NO. 03074A102	Page 5 of 12 Pages

1)	NAME OF REPORTING PERSONS FSI Group, LLC
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION Ohio
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 0
	6)	SHARED VOTING POWER 1,885,000
	7)	SOLE DISPOSITIVE POWER 0
	8)	SHARED DISPOSITIVE POWER 1,885,000
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,885,000
10)	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.8% (1)
12)	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP NO. 03074A102	Page 6 of 12 Pages

1)	NAME OF REPORTING PERSONS Steven N. Stein
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 0
	6)	SHARED VOTING POWER 1,885,000
	7)	SOLE DISPOSITIVE POWER 0
	8)	SHARED DISPOSITIVE POWER 1,885,000
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,885,000
10)	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.8% (1)
12)	TYPE OF REPORTING PERSON (See Instructions) IN

CUSIP NO. 03074A102	Page 7 of 12 Pages

1)	NAME OF REPORTING PERSONS John M. Stein
2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a) ☐ (b) ☐
3)	SEC USE ONLY
4)	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5)	SOLE VOTING POWER 0
	6)	SHARED VOTING POWER 1,885,000
	7)	SOLE DISPOSITIVE POWER 0
	8)	SHARED DISPOSITIVE POWER 1,885,000
9)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,885,000
10)	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.8% (1)
12)	TYPE OF REPORTING PERSON (See Instructions) IN

[1]

Based on 19,255,221 shares of common stock outstanding, as reported in the Issuer’s Form 10-Q for the quarter ending September 30, 2012 filed with the Securities and Exchange Commission on November 9, 2012.

Page 8 of 12 Pages

SCHEDULE 13G

Item 1
(a)	Name of Issuer:

AmeriServ Financial, Inc.

(b)	Address of Issuer’s Principal Executive Offices:

Main & Franklin Street

P.O. Box 430

Johnstown, Pennsylvania 15907-0430

United States of America

Item 2
(a)	Name of Person Filing:

1.	Financial Stocks Capital Partners III L.P.

2.	Finstocks Capital Management, LLC

3.	Elbrook Holdings, LLC

4.	FSI Group, LLC

5.	Steven N. Stein

6.	John M. Stein

(b)	Address of Principal Business Office or, if none, Residence:

1.	1300 Carew Tower

441 Vine Street

Cincinnati, Ohio 45202

2.	1300 Carew Tower

441 Vine Street

Cincinnati, Ohio 45202

3.	1300 Carew Tower

441 Vine Street

Cincinnati, Ohio 45202

4.	1300 Carew Tower

441 Vine Street

Cincinnati, Ohio 45202

Page 9 of 12 Pages

5.	1300 Carew Tower

441 Vine Street

Cincinnati, Ohio 45202

6.	1300 Carew Tower

441 Vine Street

Cincinnati, Ohio 45202

(c)	Citizenship:

1.	Delaware

2.	Delaware

3.	Delaware

4.	Ohio

5.	United States of America

6.	United States of America

(d)	Title of Class of Securities:

Common stock, par value $0.01 per share

(e)	CUSIP Number:

03074A102

Item 3	Check appropriate box if this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c):

(a)	☐ Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

(b)	☐ Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

(c)	☐ Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

(d)	☐ Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

(e)	☐ An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);

Page 10 of 12 Pages

(f)	☐ An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);

(g)	☐ A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);

(h)	☐ A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the

Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	☐ Group, in accordance with § 240.13d-1(b)(1)(ii)(J)

Item 4	Ownership:

(a)	Amount beneficially owned:

1,885,000

(b)	Percent of class:

9.8%(1)

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 1,885,000

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 1,885,000

Financial Stocks Capital Partners III L.P. is the record owner of the shares of the security being reported. Finstocks Capital Management, LLC is the general partner of Financial Stocks Capital Partners III L.P. Finstocks Capital Management, LLC is a subsidiary of Elbrook Holdings, LLC, which is in turn a subsidiary of FSI Group, LLC, a company controlled by Steven N. Stein and John M. Stein. Therefore, Finstocks Capital Management, LLC, Elbrook Holdings, LLC, FSI Group, LLC, and Steven N. Stein and John M. Stein indirectly have the power to vote and dispose of the shares being reported, and, accordingly, may be deemed the beneficial owners of such shares. The foregoing should not be construed in and of itself as an admission by Finstocks Capital Management, LLC, Elbrook Holdings, LLC, FSI Group, LLC, or Steven N. Stein or John M. Stein as to the beneficial ownership of the shares owned by Financial Stocks Capital Partners III L.P. A Joint Filing Agreement is attached hereto as Exhibit 1.

Page 11 of 12 Pages

Item 5	Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6	Ownership of More Than Five Percent on Behalf of Another Person:

Not Applicable.

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

Not Applicable.

Item 8	Identification and Classification of Members of the Group:

Not Applicable.

Item 9	Notice of Dissolution of Group:

Not Applicable.

Item 10	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Page 12 of 12 Pages

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

Date: January 25, 2013	FINANCIAL STOCKS CAPITAL PARTNERS III L.P.

	By:		Finstocks Capital Management, LLC
General Partner

		By:	/s/ John M. Stein
John M. Stein
President

FINSTOCKS CAPITAL MANAGEMENT, LLC

	By:		/s/ John M. Stein
John M. Stein
President

ELBROOK HOLDINGS, LLC

	By:		/s/ John M. Stein
John M. Stein
President

FSI GROUP, LLC

	By:		/s/ John M. Stein
John M. Stein
President

/s/ Steven N. Stein
STEVEN N. STEIN

/s/ John M. Stein
JOHN M. STEIN

EXHIBIT 1

JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Schedule 13G filed herewith is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(k)(1)(iii) promulgated pursuant to the Securities Exchange Act of 1934, as amended, on behalf of each such person.

Date: January 25, 2013	FINANCIAL STOCKS CAPITAL PARTNERS III L.P.

	By:		Finstocks Capital Management, LLC
General Partner

		By:	/s/ John M. Stein
John M. Stein
President

FINSTOCKS CAPITAL MANAGEMENT, LLC

	By:		/s/ John M. Stein
John M. Stein
President

ELBROOK HOLDINGS, LLC

	By:		/s/ John M. Stein
John M. Stein
President

FSI GROUP, LLC

	By:		/s/ John M. Stein
John M. Stein
President

/s/ Steven N. Stein
STEVEN N. STEIN

/s/ John M. Stein
JOHN M. STEIN